UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 16, 2009

NEWPARK RESOURCES, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-2960	72-1123385
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2700 Research Forest Drive, Suite 100 The Woodlands, TX	77381
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (281) 362-6800

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On July 16, 2009, we executed a confidential settlement agreement with Matthew Hardey, our former Chief Financial Officer, relating to the claims asserted by Mr. Hardey against Newpark Resources, Inc. (“Newpark”) and Paul L. Howes, our current Chief Executive Officer. As previously disclosed, in 2007 Mr. Hardey filed a lawsuit against Newpark and Mr. Howes which included a variety of allegations arising from our internal investigation and Mr. Hardey’s termination, including breach of contract, unfair trade practices, defamation and negligence. We asserted claims in the litigation against Mr. Hardey for costs incurred by us in connection with the internal investigation, settlement costs associated with the class action and derivative litigation, and for recovery of defense costs advanced under the terms of Mr. Hardey’s indemnification agreement. The lawsuit is pending in the United States District Court for the Eastern District of Louisiana. Pursuant to the settlement agreement, Mr. Hardey has released Newpark and Mr. Howes from all claims including any claims under his employment contract and any present or future claims for indemnification and/or advancement of expenses relating to any ongoing investigations or actions. Likewise, Newpark has released Mr. Hardey from all claims it asserted against him for recovery of costs, including claims that we were entitled to recover sums previously advanced to Mr Hardey under his indemnification agreement. The settlement agreement provides that the specific terms of the settlement are confidential; however, Newpark believes that the terms of the settlement, whether viewed individually or in the aggregate, do not have a material adverse effect on Newpark’s financial condition. The parties are requesting that the court dismiss the lawsuit, and we expect that to occur within the next 30 days.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEWPARK RESOURCES, INC.

Dated: July 17, 2009	By:	/s/ James Braun
Name: James Braun Title: Vice President and Chief Financial Officer